Exhibit 99.2

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

BOARD OF DIRECTORS COMPENSATION POLICY

(ADOPTED APRIL 17, 2009)

Application

This Board of Directors Compensation Policy (the “Policy”) sets forth the general terms and conditions upon which the independent, non-employee members of the Board of Directors (the “Board”) of NightHawk Radiology Holdings, Inc. (the “Company”) will be compensated for their services to the Company. This Policy shall supersede and replace in its entirety any previously adopted compensation policy established for the Board.

Purpose

This Policy has been adopted to establish a compensation plan for the Outside Directors (as defined below) in order to (1) attract and retain the best available candidates for membership on the Board, (2) to better align the interests of the Outside Directors with those of the Company’s stockholders and (3) to promote the success of the Company’s business.

Eligibility

A director shall be deemed an “Outside Director” for the purposes of this Policy if, in the reasonable judgment of the remaining members of the Board, such individual:

(a)	Is not an employee of the Company.

(b)	Except for the Chairman of the Board, Dr. Paul Berger, is Independent (as defined in Rule 5605(a)(2) of the Marketplace Rules of the Nasdaq Global Market).

(c)	Does not work for any company or corporation that directly competes with the Company.

(d)	Does not work for any investor, investment company or serve on the board of directors of any company that directly competes with the Company.

Outside Director Compensation

All Outside Directors shall be compensated as follows:

Equity Compensation:

•

Initial Grant. Upon joining the Board, each Outside Director will receive an initial stock option or restricted stock unit grant (as shall be determined by the Board) (the “Initial Grant”) with a fair value at the time of grant equal to approximately $200,000 (with the number of shares and/or the exercise price to be determined in accordance with the Company’s equity grant policies). For option grants, one-third (1/3) of the shares subject to the Initial Grant will vest on the one-year anniversary of vesting start date, with 1/36 of the total shares subject to the Initial Grant vesting monthly over the next two years, such that the Initial Grant will be fully vested three (3) years following the vesting start date, subject to the Outside Director continuing his or her service on such dates. For restricted stock unit grants, one-third (1/3) of the shares subject to the Initial Grant will vest on each of the first three anniversaries of the vesting start date, such that the Initial Grant will be fully vested three (3) years following the vesting start date, subject to the Outside Director continuing his or her service on such dates.

•

Annual Grant. At each annual meeting after the first year of service on the Board, each Outside Director will receive an additional option or restricted stock unit grant (as shall be determined by the Board) with a fair value at the time of grant anticipated to be approximately $125,000 (with the number of shares and the exercise price to be determined in accordance with the Company’s equity grant policies) (the “Annual Grant”). The vesting schedules for Annual Grants will be the same as those for Initial Grants.

Any equity grants made to the Outside Directors pursuant to this Policy will be subject to the terms and conditions of the 2006 Equity Incentive Plan (the “Plan”), or such other equity incentive plan or plans that may be adopted by the Board, and the stock option agreements or restricted stock unit agreements evidencing the Initial Grant and the Annual Grant(s).

Cash Compensation

•	Quarterly Cash Compensation. Each Outside Director will receive $4,000 per quarter for service as a director.

•

Meeting Attendance. Each Outside Director will receive $1,000 for each Board meeting attended in person ($500 for meetings attended by telephone) and $1,000 for each committee meeting attended in person ($500 for meetings attended by telephone).

•

Compensation for Committee Chairs. In addition to the amounts described above, the Chairman of the Audit Committee of the Board will receive $5,000 per quarter; the Chairman of the Compensation Committee of the Board will receive $1,000 per quarter; and the Chairman of the Nominating & Governance Committee of the Board will receive $1,000 per quarter.

Review

This Policy will be reviewed annually by the Compensation Committee of the Board.